Investor Relations Contact:
Lippert/Heilshorn & Associates
Moriah Shilton
415-433-3777
Mshilton@lhai.com

Neah Power Names Dr. Gerard C. D’Couto as Chief Operating Officer
Experienced Semiconductor Executive to Lead Commercialization of Fuel Cell

BOTHELL, Wash.—September 5, 2007 (BUSINESS WIRE)--Neah Power Systems, Inc. (OTCBB: NPWS), a leading developer of fuel cells for military applications, notebook computers and portable electronic devices, appointed Dr. Gerard C. (Chris) D’Couto as chief operating officer, a new position at the company.

Dan Rosen, chairman of the company, stated, “As Neah Power moves beyond the research and development stage, we need to turn our breakthrough porous silicon fuel cell technology into a commercial product for powering military and consumer electronics devices. Chris has a proven track record of technology development, sales and marketing, with deep experience fostering growth from conception to commercialization. Having spent more than a decade in thin films processing and semiconductor technology, Chris has demonstrated unique skills that are directly applicable to Neah Power’s fuel cell product development and market strategy. We are excited someone with his talent and knowledge has joined Neah Power to help us position for success.”

D’Couto most recently served as senior director of marketing at FormFactor Inc., where he headed the launch of NAND flash and DRAM sort probe cards that are critical to the ongoing success of the company. Before FormFactor, D’Couto had a nine-year tenure at Novellus Systems, Inc., with positions of increasing responsibility ranging from product management to technology development and sales. Prior to that, D’Couto had worked at Varian Associates and as a consultant to Intel Corporation.

D’Couto received a bachelor’s degree in chemical engineering from the Coimbatore Institute of Technology in India and has a master’s and a doctoral degree in chemical engineering from Clarkson University, NY. He also earned an MBA from the Haas School of Business at the University of California, Berkeley.

About Neah Power
Neah Power Systems, Inc. is a leading developer of fuel cells for military applications, notebook computers and portable electronic devices. The company's patented, porous silicon-based design will provide long-lasting, efficient and safe power solutions. As an emerging leader in fuel cell technology, Neah Power's products will allow users to extend the operating time of 10 to 100 watt devices multiple times beyond that of conventional batteries. Further company information can be found at our Website www.neahpower.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulties in developing and commercializing new technologies, and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.